Exhibit 4.1

SEVENTH AMENDMENT TO RIGHTS AGREEMENT

1.	GENERAL BACKGROUND. In accordance with Section 27 of the Rights Agreement between American Stock Transfer & Trust Company, LLC (the “Rights Agent”) and Pennichuck Corporation (“Pennichuck” or the “Company”), as amended from time to time (the “Agreement”), which Agreement was originally adopted on April 20, 2000, Pennichuck desires to amend the Agreement to extend the expiration of the Rights under the Rights Agreement from April 19, 2010 to November 1, 2010.

2.	EFFECTIVENESS. This Amendment shall be effective as of March 24, 2010 (the “Amendment”) and all defined terms and definitions in the Agreement shall be the same, and have the same full force and effect, in the Amendment except as specifically revised by this Amendment.

3.	REVISION. The paragraph in Section 1 of the Agreement, “Certain Definitions,” that defines “Final Expiration Date” is hereby deleted in its entirety and replaced with the following:

“Final Expiration Date” shall mean November 1, 2010.

4.	This Amendment may be executed in one or more counterparts via facsimile, each of which will be deemed an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

5.	Except as otherwise amended hereby, the Agreement and all schedules, exhibits and amendments thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of this 24th day of March, 2010.

PENNICHUCK CORPORATION	AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

/s/ Thomas C. Leonard	/s/ Herb Lemmer

By: Thomas C. Leonard Title: Sr. Vice President, Chief Financial Officer & Treasurer	By: Herb Lemmer Title: Corporation Counsel